CERTIFICATE OF DESIGNATION,
                          OF THE RIGHTS AND PREFERENCES
                                       OF
              SERIES B CONVERTIBLE NON REDEEMABLE PREFERRED SHARES
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PURSUANT TO SECTION 78.195 OF THE GENERAL CORPORATION LAW OF THE STATE OF NEVADA

      Essential Reality, Inc. a corporation organized and existing under the laws of the State of Nevada (the "Company"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Company pursuant to the authority of the Board of Directors.

      RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Company (the "Board of Directors" or the "Board") in accordance with the provisions of its Articles of Incorporation and Bylaws, each as amended through the date hereof, the Board of Directors hereby amends Article Fourth of the Amended and Restated Articles of Incorporation of the Company (the "Articles") to authorize a series of Series B Convertible Non Redeemable Preferred Shares, $.001 par value per share (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

I. CERTAIN DEFINITIONS

      For purposes of this amendment, capitalized terms are defined in this amendment or shall have the following meanings:

      "Common Stock" means the common stock of the Company.

      "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

II. DESIGNATION AND AMOUNT

      The designation of this series, which consists of 1,995,599 of Preferred Stock, is the Series B Convertible Non Redeemable Preferred Stock (the "Series B Preferred Stock") and the par value shall be $.001 per share.

III. CONVERSION

      (a) The Series B Preferred Stock shall be automatically converted into shares of Common Stock upon the effectiveness of a certificate of amendment to the Articles duly filed with the Secretary of State of Nevada authorizing a sufficient number of shares of Common Stock of the Company to enable the conversion of all shares of Preferred Stock of the Company then outstanding (the "Conversion Date"). Any conversion under this Section III (a) shall entitle Holder to receive 700 shares of Common Stock for each share of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares). Upon the entire conversion of the Series B Preferred Stock, the Series B Preferred Stock shall be returned to the Company for cancellation. No shares of the Company's Series A 6% Convertible Non Redeemable Preferred Stock, $.001 par value per share (the "Series A Preferred Stock") shall convert into Common Stock prior to the conversion of the Company's Series B Preferred Stock; provided, however, that both Series A Preferred Stock and Series B Preferred Stock can convert into Common Stock simultaneously.


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      (b) Upon the Conversion Date, all outstanding Series B Preferred Stock shall immediately convert into the right to receive Common Stock. Within ten
(10) business days of the Conversion Date, the Company shall provide notice to the holders of the Series B Preferred Stock that such conversion has occurred. Promptly following the receipt of such notice from the Company that the Series B Preferred Stock has been converted into Common Stock, the holders of the Series B Preferred Stock shall surrender the certificate or certificates for such shares of Series B Preferred Stock at the office of the Company's transfer agent (or at the principal office of the Company if the Company serves as its own transfer agent). If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder of his, her or its attorney duly authorized in writing. The Company shall, as soon as practicable after the Conversion Date, and in all events within ten (10) business days of receipt of the certificate or certificates surrendered for conversion, issue and deliver at such office to such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled; provided however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any Series B Preferred Stock until the Series B Preferred Stock is either delivered for conversion to the Company or any transfer agent for the Series B Preferred Stock or Common Stock, or the Holder notifies the Company that such Series B Preferred Stock has been lost, stolen or destroyed and provides an agreement reasonably acceptable to the Company to indemnify the Company from any loss incurred by it in connection therewith. No fractional shares of Common Stock shall be issuable upon a conversion hereunder and the number of shares to be issued shall be rounded up to the nearest whole share. If a fractional share interest arises upon any conversion hereunder, the Company shall eliminate such fractional share interest by causing to be issued to Holder an additional full share of Common Stock. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid and nonassessable.

      (c) In case of any reclassification of the common stock, any consolidation or merger of the Company with or into another Person, the sale or transfer of all or substantially all of the assets of the Company or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, then each holder of Series B Preferred Stock then outstanding shall have the right thereafter to convert such Series B Preferred Stock only into the shares of stock and other securities and property receivable upon or deemed to be held by holders of common stock of the Company following such reclassification, consolidation, merger, sale, transfer or share exchange (except in the event the property is cash, then the Holder shall have the right to convert the Series B Preferred Stock and receive cash in the same manner as other stockholders), and the Holder shall be entitled upon such event to receive such amount of securities or property as the shares of the Common Stock into


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which such Series B Preferred Stock could have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange would have been entitled. The terms of any such consolidation, merger, sale, transfer or share exchange shall include such terms so as to continue to give to the holder the right to receive the securities or property set forth in this Section III (c) upon any conversion following such consolidation, merger, sale, transfer or share exchange. This provision shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

      (d) The Company covenants that it will authorize, reserve and keep available, such number of shares of Common Stock as shall be issuable upon the conversion of all outstanding shares of Series B Preferred Stock free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders of Series B Preferred Stock,

      (e) The issuance of certificates for shares of Common Stock on conversion of Series B Preferred Stock shall be made without charge to the Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

IV. RANK

      The Series B Preferred Stock shall, as to redemptions, and the distribution of assets upon liquidation, dissolution or winding up of the Company, rank (i) prior to the Company's Common Stock; (ii) prior to any class or series of capital stock of the Company hereafter created that, by its terms, ranks junior to the Series B Preferred Stock ("Junior Securities"); (iii) junior to any class or series of capital stock of the Company hereafter created (with the consent of the holders of a majority of the outstanding Series B Preferred Stock) which by its terms ranks senior to the Series B Preferred Stock ("Senior Securities"); and (iv) pari passu with the Series A Preferred Stock and any other series of preferred stock of the Company hereafter created (with the consent of the holders of a majority of the outstanding Series B Preferred Stock) which by its terms ranks on a parity ("Pari Passu Securities") with the Series B Preferred Stock. The foregoing notwithstanding so long as any Series B Preferred Stock is outstanding without the consent of 66 2/3% of the holders of the outstanding Series B Preferred Stock (voting as a separate class), the Company shall not authorize any senior securities, pari passu securities or junior securities other than Common Stock.


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V. LIQUIDATION PREFERENCE

      (a) In the event of any voluntary or involuntary liquidation, dissolution, Change of Control or winding up of the Company, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders, after and subject to the payment in full of all amounts required to be distributed to the holders of any class or series of stock of the Company ranking on liquidation prior and in preference to the Series B Preferred Stock, but before any payment shall be made to the holders of Common Stock or any other Junior Shares, an amount equal to $3.56 per share of Series B Preferred Stock (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares). If upon any such liquidation, dissolution, Change of Control or winding up of the Company the remaining assets of the Company available for distribution to its shareholders shall be insufficient to pay the holders of shares of Series B Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series B Preferred Stock and any other class or series of stock ranking on liquidation on a parity with the Series B Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Company in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full. The Common Stock shall constitute Junior Shares hereunder. For the purposes of hereof, "Change of Control" shall mean (i) the sale, transfer or other conveyance of all or substantially all of the assets of the Company or (ii) the merger or consolidation of the Company with or into any other entity whereafter the stockholders of the Company immediately prior to such merger or consolidation, fail to own fifty percent (50%) or more of the voting power of the surviving entity. The forgoing notwithstanding, Change of Control shall not include any transaction of the Company with AllianceCorner Distributors, Inc., or its successors or shareholders.

      (b) After the payment of all preferential amounts required to be paid to the holders of the Series B Preferred Stock and any other class or series of stock of the Company ranking on liquidation on a parity with the Series B Preferred Stock, upon the dissolution, liquidation or winding up of the Company, the Series B Preferred Stock shall participate (on an as-converted to Common Stock basis) with the holders of shares of Common Stock then outstanding in the remaining assets and funds of the Company available for distribution to its shareholders after the payment of any preferential amount otherwise payable on any capital stock of the Company.

VI. VOTING RIGHTS

      Except as otherwise required by law or as otherwise set forth herein, the holders of the Series B Preferred Stock shall be entitled to vote on all matters on which holders of Common Stock are entitled to vote, including, without limitation, the election of directors. Each holder of Series B Preferred Stock shall be entitled to one vote per share of Common Stock into which the Series B Preferred Stock held by it is convertible at the record date for determination of the holders of Series B Preferred Stock entitled to vote, or if no such record date is established, at the date such vote is taken or any written consent of holders of Series B Preferred is solicited.

VIII. NO IMPAIRMENT

      The Company will not, by amendment of its Certificate of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of the Series B Preferred Stock and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred Stock against impairment.


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IX. AMENDMENT

      No amendment to this Certificate of Designation of the Rights and Preferences of Series B Convertible Non Redeemable Preferred Shares or the Company's Certificate of Incorporation changing or inconsistent with the terms hereof shall be permitted without the consent of 66 2/3% of the holders of the outstanding Series B Preferred Stock (voting as a separate class) so long as there is any Series B Preferred Stock outstanding.


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      IN WITNESS WHEREOF, Essential Reality, Inc. has caused this Certificate to be signed by Humbert B.Powell, III, its Chairman of the Board, and attested by Brian Jedwab, General Counsel, this ___ day of June, 2004.


                                                ESSENTIAL REALITY, INC.,
                                                a Nevada corporation

                                                By:___________________________
                                                Name: Humbert Powell
                                                Title: Chairman of the Board
[Corporate Seal]
ATTEST:

By:______________________
     Brian Jedwab


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